SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2009

WEBSTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut 06702

(Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 465-4364

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

In preparation of its year-end announcement of results of operations for the fourth quarter of 2008, Webster Financial Corporation has reached certain preliminary determinations related to other-than-temporary impairment (“OTTI”) charges on investment securities and provisions for credit losses.

Investment Securities:

The Company expects to record total pre-tax charges of $129.6 million for the fourth quarter of 2008 in connection with its corporate bonds and notes and equity securities as detailed below.

Corporate Bonds and Notes

The Company expects to record a pre-tax OTTI charge estimated to total $118.0 million against pooled and single issuer trust preferred securities issued by financial institutions held in its investment portfolio. Approximately $44.4 million of the estimated charge relates to securities downgraded in the fourth quarter to below investment grade by ratings agencies. The fair value of the portfolio is expected to approximate $93.5 million at December 31, 2008. At September 30, 2008, the Company’s portfolio of pooled and single issuer trust preferred investment securities had an amortized cost basis of $282.7 million and an estimated fair value of $185.2 million. All of these securities were, and remain, classified as Available for Sale. Please refer to the table below for the breakout of the pooled (CDO Trust Preferred) and single issuer (Individual Name) trust preferred securities portfolio as of December 31, 2008, including the estimated fourth quarter charges for OTTI and the unrealized loss amounts as of December 31, 2008 with comparative data as of September 30, 2008.

	Estimated December 31, 2008					September 30, 2008
(In thousands)	Par Value	Amortized Cost*	Estimated Fair Value	OTTI	Unrealized Losses	Par Value	Amortized Cost*	Estimated Fair Value
Corporate Bonds and Notes:
CDO Trust Preferred
AAA	$50,975	$49,004	$22,627		$(26,377)	$52,878	$50,834	$30,540
AA	23,186	21,258	6,281		(14,977)	23,249	21,305	8,988
A	25,000	24,265	4,435	(19,830)		55,500	54,524	31,678
BBB	118,690	68,370	16,746	(51,624)	—	130,335	79,652	59,270
Below Investment Grade	43,207	42,680	8,329	(34,351)	—		—	—
Non-rated Income Notes	27,082	6,446	4,279	(2,167)	—	53,531	10,853	10,853
Individual Name
AA		—		—	—		—	—
A	56,855	50,597	25,859		(24,738)	56,855	50,564	35,369
BBB		—	—	—	—	15,000	14,972	8,492
Below Investment Grade	15,000	14,971	4,962	(10,009)	—		—	—

Total Corporate Bonds and Notes	$359,995	$277,591	$93,518	$(117,981)	$(66,092)	$387,348	$282,704	$185,190

*	Estimated Amortized Cost amounts as of December 31, 2008 are shown before reduction for OTTI charges. September 30, 2008 amounts reflect $41.5 million and $24.5 million of OTTI that was recorded in the second and third quarters of 2008, respectively.

The Company performs ongoing analysis of the pooled and single issuer trust preferred investment securities portfolio in light of current market conditions. As a result, the above estimates are subject to change.

Equity Securities

The Company expects to incur pre-tax OTTI charges against equity securities held in its investment portfolio totaling $11.6 million, including $1.1 million against common stocks, $0.8 million against FNMA and FHLMC preferred stock and $9.7 million against other preferred stock.

Provision for Credit Losses:

The Company expects to record a provision for credit losses for the fourth quarter of 2008 of approximately $100.0 million, compared to $45.5 million for the third quarter of 2008. The provision for credit losses by portfolios is estimated as follows: approximately $75.0 million for the continuing portfolios, and approximately $25.0 million for the liquidating home equity portfolio. The provision for the continuing portfolios includes approximately $30.0 million for the Company’s portfolio of nonaccruing residential development loans on the basis of analysis of recent appraisals the Company announced it was obtaining in the quarter as previously disclosed in the Form 8-K filed on November 18, 2008.

Net charge-offs are expected to total $52.8 million, of which $43.1 million relates to the continuing portfolios and $9.7 million relates to the liquidating portfolio. The net charge-offs in the continuing portfolios include $30.1 million in the residential development portfolio. The net charge-offs in the liquidating portfolio include $8.8 million in the liquidating home equity portfolio and $0.9 million in the liquidating national construction portfolio.

Nonaccruing loans are expected to total approximately $232.6 million at December 31, 2008, compared to $226.9 million at September 30, 2008. The total allowance for credit losses to total nonaccruing loans would be 105.70%, and would be 2.02% of total outstanding loans compared to 87.55% and 1.54%, respectively at September 30, 2008.

Goodwill:

As indicated in the Company’s report on Form 10-Q for the quarterly period ended September 30, 2008, accounting principles generally accepted in the U.S. require the Company to undertake additional testing for goodwill impairment if events or circumstances indicate that impairment may exist. Based on the continued public capital markets disruption and the Company’s further market capitalization compared to book value deterioration, the Company is once again testing its goodwill for potential impairment. The Company has engaged an independent valuation consultant to assist in the evaluation of the potential for a reduction to the carrying value of goodwill, which totaled $718.5 million at September 30, 2008. The Company may upon completion of its analysis incur impairment charges to reduce the carrying amount of goodwill, which could also result in an increase in the valuation allowance against its deferred tax asset. A goodwill impairment charge would be non-cash in nature and would not affect the Company’s liquidity, tangible equity or well capitalized position under regulatory capital ratios. The Company expects to provide the results of this analysis as part of its fourth quarter earnings release on January 23, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSTER FINANCIAL CORPORATION
(Registrant)

By:	/s/ Douglas O. Hart
Douglas O. Hart
Executive Vice President and
Chief Accounting Officer

Date: January 15, 2009